UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 13, 2024

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-39184	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

5956 Sherry Lane, Suite 650, Dallas, TX	75225
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SWKH	The Nasdaq Stock Market LLC
9.00% Senior Notes due 2027	SWKHL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 13, 2024, Enteris Biopharma, Inc. (“Enteris”), a wholly owned subsidiary of SWK Holdings Corporation (“SWK”), and SWK entered into an exclusive option and asset purchase agreement (the “Exclusive Option and Asset Purchase Agreement”) with AptarGroup, Inc. (“Aptar”), pursuant to which Enteris granted to Aptar an exclusive option (the “Option”) to acquire certain of Enteris’s assets related to its business of providing good manufacturing practice (GMP) manufacturing and clinical supply services through Phase 1 and 2 to third parties (collectively, the “Assets”), subject to certain exclusions. Pursuant to the terms of the Exclusive Option and Asset Purchase Agreement, Aptar must exercise the Option by or before January 1, 2026 (the “Option Term”).

In consideration for the grant of the Option, Aptar agreed to pay Enteris a low-single digit million dollar option fee (the “Option Fee”), with the first portion thereof payable upon execution of the Exclusive Option and Asset Purchase Agreement, and the second portion thereof payable by January 1, 2025. In addition, Aptar agreed to guarantee to Enteris minimum annual revenue payments under Enteris’s existing collaboration agreement with Aptar in the mid-single digit million dollar amounts for the calendar years 2024 and 2025.

Under the terms of the Exclusive Option and Asset Purchase Agreement, if Aptar exercises the Option during the Option Term, Aptar will pay Enteris an exercise fee of approximately $6 million (the “Asset Price”) plus the value of any inventory and certain prepaid expenses included within the Assets. The Asset Price will be increased on the basis of a high single digit cumulative annual growth rate percentage beginning on the Effective Date, so long as the Option is not exercised within the first six months of the Option Term. Any portion of the Option Fee paid prior to the exercise of the Option shall be creditable in full against the Asset Price.

The Exclusive Option and Asset Purchase Agreement includes representations, warranties and covenants of the parties customary for a transaction of this nature, including covenants on the part of Enteris to operate in the ordinary course of business and to use reasonable efforts to preserve the Assets and the business and to refrain from soliciting an alternative acquisition partner for the Assets during the Option Term. The Exclusive Option and Asset Purchase Agreement also contains customary termination provisions, including termination (i) by mutual written agreement of the parties and (ii) by either party upon a material breach of the Exclusive Option and Asset Purchase Agreement by the other party.

The description of the Exclusive Option and Asset Purchase Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Exclusive Option and Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements. Because these statements reflect SWK's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" and elsewhere in SWK's Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission (the “SEC”) and as otherwise enumerated herein, could affect SWK’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors which, individually or in the aggregate, could cause SWK’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. SWK assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1*†	Exclusive Option and Asset Purchase Agreement, by and between Enteris Biopharma, Inc., SWK Holdings Corporation and AptarGroup, Inc., dated March 13, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Exhibits and/or schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally copies of any omitted exhibits or schedules to the SEC upon request; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any exhibits or schedules so furnished.
†	Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon request.

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SWK HOLDINGS CORPORATION

Dated: March 19, 2024	By:	/s/ Joe D. Staggs
Joe D. Staggs
President and Chief Executive Officer